Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2007, relating to the consolidated financial statements and financial statement schedule of Alliance Holdings GP, L.P. appearing in the Annual Report on Form 10-K of Alliance Holdings GP, L.P. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Tulsa, Oklahoma

June 1, 2007